Exhibit 10.5

       June 13, 2013
BIOCANCELL LTD
and
COBRA BIOLOGICS LIMITED

_____________________________________

MASTER SERVICES AGREEMENT

Number: BCA001

_____________________________________

Date June 13, 2013

Confidential

CONTENTS

Section

1	Definitions and Interpretations
2	Services
3	Customer Materials
4	Capacity Reservation & Associated Fees
5	Delivery & Retention of Deliverables
6	Compensation & Payment
7	Defective Services or Deliverables
8	Services Involving the Release of Materials Processed by Third Parties
9	Term & Termination
10	Confidentiality
11	Rights in Data and Intellectual Property
12	Warranties
13	Indemnification
14	Insurance
15	Limitations of Warranties and Liabilities
16	Notices
17	Force Majeure
18	Restriction on Hiring Cobra Personnel
19	Miscellaneous

THIS MASTER SERVICES AGREEMENT (this “Agreement”), effective as of June 13, 2013 (the “Effective Date”), is by and between:

BIOCANCELL LTD., an Israeli company, having its principal place of business at Beck Science Center, 8 Hartom St., Jerusalem 97775, Israel (“Customer”), and

COBRA BIOLOGICS LIMITED, a corporation registered in England and Wales (Company Number 02710654), having its principal place of business at The Stephenson Building, The Science Park, Keele, Staffordshire, ST5 5SP UK (“Cobra”).

BACKGROUND

Customer is engaged in the research, development and clinical testing of pharmaceutical or biological products, including its proprietary Product, as defined below, and requires from time to time the provision of certain services in respect of the production of its products.

Cobra Biologics provides contract research and development consultancy services relating to the processing, development, scale-up and the generation of pharmaceutical and biological products.

Customer desires that Cobra provide it with certain such consultancy, manufacturing and related services, as described below, and Cobra desires to do so, on the terms and conditions set forth below.

WHEREFORE, THE PARTIES AGREE AS FOLLOWS.

AGREEMENT

1.    Definitions and Interpretations.  For purposes of this Agreement, the following definitions shall apply, and the terms defined herein in plural shall include the singular and vice-versa: In these conditions the following words have the following meanings:

1.1.                 Definitions.

First Reserved Date	As defined in Section 4.1.
Affiliate
Any subsidiary or holding company of Cobra Biologics Ltd, or of Customer, as applicable, or any subsidiary of any such holding company (as ‘subsidiary’ and ‘holding company’ are defined in the Companies Act 1985, Section 736).

cGMP
Current Good Manufacturing Practices regulations and guidelines applicable to the manufacture of pharmaceuticals and biologics intended for use in clinical trials in the United States or the European Union, including those described in the U.S. Food, Drug & Cosmetics Act (21 U.S.C. Section 301 et seq.) and regulations promulgated thereunder, and in ICH guide Q7a “ICH Good Manufacturing Practice Guide for Active Pharmaceutical Ingredients,” as applied to investigational drugs (Section 19).

Capacity Reservation Fee	As defined in Section 4.1.
Claims	As defined in Section 13.1.
Confidential Information	As defined in Section 10.1.
Customer Materials	Any products, DNA, protein, cell lines, cell banks, virus, biological matter or other tangible materials that are supplied by Customer to Cobra for use in performing the Services;
Data	Any data and results resulting from the Services that Cobra supplies to Customer.
Defect or Defective
With respect to Deliverables:  Deliverables that, at the time of Delivery, fail to meet any purchase criteria, Specifications or other requirements expressly provided in a Service Schedule.
With respect to Services:  Services that fail to comply with Section 2.3 or any other requirements expressly provided therefor in this Agreement, in a Service Schedule or in a Quality Agreement.

Deliverables	All reports, documents and materials that Cobra is to provide to Customer pursuant to a Service Schedule.
Delivery	The Shipper’s collection of Deliverables from Cobra’s facility.
Disclosing Party	As defined in Section 10.1.
Intellectual Property (“IP”)
All inventions, processes, improvements, patents and all divisions, continuations, continuations in part and extensions thereof, patent applications, registered or capable of being registered), logos, know-how, trade secrets, copyrights and copyrightable works, processes, formulas, formulations and any other similar rights and assets subsisting anywhere in the world, and all rights to apply for, and applications for, registered protection of the foregoing.

New IP	As defined in Section 11.3.
Pre-existing IP	As defined in Section 11.2.1.
Price	The total charges for Services to be performed pursuant to a Service Schedule.
Product	The Customer's proprietary investigational Plasmid BC-821
Project	All Services to be performed in connection to a given program of Customer, as described in a given Service Schedule.
Processed Materials	As defined in Section 8.1.
Qualified Person	As defined in Section 8.1.
Quality Agreement
A written exhibit to this Agreement describing the obligations of the Parties hereto regarding quality assurance of the Deliverables, which may be added or amended from time to time by written agreement by both Parties.

Recipient	As defined in Section 10.1.
Reserved Slot	As defined in Section 4.1.
Services	All work to be performed by Cobra for Customer under this Agreement and all Service Schedules and performance of Cobra’s obligations as set forth in the Quality Agreement.
Service Schedule
A written statement describing the Services to be performed with respect to a given project, the Price of such Services and any other terms relevant to such Services, which has been agreed upon and signed by both parties, as such statement may be modified from time to time upon the written agreement of the parties.

Shipper	As defined in Section 5.2.
Shortage	As defined in Section 7.1.
Specifications	The criteria (if any) provided in a Service Schedule to which tangible Deliverables (i.e., those other than documents or reports) should conform.
Working Day	Any day other than a Saturday, Sunday or Swedish, English or Israeli national or public holiday.
Work Order
Customer’s purchase order, which shall accompany a Service Schedule and refer to the terms of the Service Proposal and this Agreement. In the event of a conflict between the Work Order and the Service Schedule, Master Services Agreement or Quality Agreement the terms of the Work Order shall not take precedence.

1.2.  Interpretations.

1.2.1.     Any reference in this Agreement to a “Article”, “Section,” “subsection” or “Schedule” is to an article, section, subsection or schedule of this Agreement.

1.2.2.     Any phrase introduced by the terms "including," "include" or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding such phrase.

2.    Services

2.1.  Service Schedules.

2.1.1.     Formation.  This Agreement shall govern the relationship between Cobra and Customer with respect to Services.  Services to be performed hereunder are described in detail in a document (titled a “Service Proposal”) that once signed by both Parties, shall be titled a Service Schedule and shall form  part of this Agreement and is attached hereto as a schedule under Exhibit A, and shall be accompanied by a Work Order from Customer.  Cobra shall be obligated to perform only those services that are described in a Service Schedule, or as otherwise set forth in this Agreement.

2.1.2.     Effect.  Each Service Schedule, along with this Agreement and the Quality Agreement (where applicable for GMP Services), shall be deemed (a) the entire agreement between the parties with respect to the Services described in such Service Schedule, and (b) separate and distinct from any other Service Schedule combined with this Agreement.

2.1.3.     Conflicts.  To the extent the terms of any Service Schedule conflict with other terms of this Agreement, such other terms of this Agreement shall control, unless the Service Schedule expressly provides otherwise.  No purchase order issued by Customer shall modify or amend any terms of a Service Schedule or this Agreement. In an event of a conflict between the terms of the Quality Agreement and the terms of this Agreement, the terms of this Agreement will prevail.

2.2.  Subcontracting.

Cobra shall not sub-contract any Services to a third party without Customer’s prior written consent, to be provided on a case-by-case basis, which consent shall not be unreasonably withheld. Cobra may sub-contract any Services to an Affiliate of Cobra, and Cobra shall be liable for all work sub-contracted to such Affiliates.  Cobra shall ensure that any permitted subcontractor has been bound, in writing, to obligations of confidentiality and non-use of Customer’s Confidential Information that are at least as restrictive as those provided in Sections 10.1 – 10.4, prior to disclosing any such information to the subcontractor. Cobra will be liable for the acts, errors and omissions of permitted third party subcontractors in the performance of subcontracted services hereunder; provided however that under no circumstances shall Cobra’s liability for the acts, errors and omissions of third party permitted subcontractors exceed  the value of compensation it receives for such acts, errors and omissions from the third party and any payments received with respect to the same from its insurers, or the third party permitted subcontractor’s insurers. For the avoidance of doubt, this section 2.2 shall take precedence over the provisions of Article 14 and Article 16 only with respect to the liability of Cobra for the acts, errors and omissions of third party permitted subcontractors.

2.2.1.     Customer shall not sub-contract the performance of any of its obligations under a Service Schedule without Cobra’s prior written consent (such consent not to be unreasonably withheld or delayed).

2.2.2.     This Agreement does not include sub-contracted Fill/Finish services, which will be the subject of separate Terms and Conditions agreed in advance of the commencement of such work by Cobra and Customer.

2.3.  Performance Standards.  Cobra shall assign sufficient resources, including personnel, for the performance of the Services detailed in the Service Schedules. Cobra undertakes to perform the Services diligently, in accordance with applicable laws, GMP and with the professional standards applicable in the performance of similar services in the industry in which Customer operates. Cobra shall use commercially reasonable efforts to perform the Services and to deliver the Deliverables but does not guarantee that the Services will be successful or will achieve any objectives.

2.4.  Specifications.

2.4.1.     Specifications. Customer and Cobra will agree in good faith any Specifications based on the available information and data at the time such Specification is agreed.

2.4.2.     Supplied by Customer.  Cobra shall have no liability for errors in any Specification supplied by Customer.

2.5.  Changed Services

2.5.1.     Must be Agreed in Writing.  No changes to a Service Schedule, Services thereunder or the Price of Services shall be implemented unless and until the parties have agreed on such change, in writing through a written change order (a “Variation”) or an amendment to the Service Schedule.

2.5.2.     Either Party May Request.  Either party may request that changes be made to a given Service Schedule. Cobra's consent to any change requested by Customer shall not be unreasonably withheld or delayed. If material changes are requested, then to the extent possible, Cobra shall provide Customer with a written statement that describes in detail the proposed changes, any anticipated change in Price resulting therefrom and any other relevant facts that Cobra believes Customer may reasonably require.  Cobra shall implement such changes when and if the parties agree upon them, in writing.

2.5.3.     Required Changes.  If either party (the "Initiating Party") requests any changes to a Service Schedule or Services thereunder that (a) the Initiating Party reasonably deems to be necessary in light of any Data, or (b) are required as a result of any changes in applicable laws, regulations (including those governing GMP and good laboratory practices), safety requirements, best practices or manufacturing requirements, and the other party does not agree to such changes within 30 days of Initiating Party’s request, either party shall have the right to terminate this Agreement or a Service Schedule hereunder, upon written notice to the other party, subject to the provisions of Section 9.4, provided however that Customer shall forfeit the Capacity Reservation Fee applicable to any affected Service Schedules if Cobra can demonstrate that such changes identified by Customer are not required or that Customer’s failure to agree to such changes identified by Cobra shall result in Cobra’s failure to comply with applicable laws and regulations, including GMP.

3.    Customer Materials

3.1.  Provision of Materials.  Customer shall timely provide Cobra with any and all Customer Materials described in the relevant Service Schedule in such quantities agreed in advance by the Parties.

3.2.  Instructions.  Customer shall provide Cobra with all relevant instructions and information concerning the storage and handling of Customer Materials, including all relevant health and safety information, (a) prior to delivery of such materials to Cobra, or (b) where such information involves non standard and/or special requirements, at least 10 Working Days prior to delivery of such materials to Cobra. Cobra shall comply at all times with such requirements.

3.3.  Ownership and Use.  Customer Materials shall be and shall remain the property of Customer, and shall be labeled by Cobra as owned by Customer, and Cobra shall take reasonable measures to segregate Customer Materials are far as is practicably possible.  Cobra shall not use Customer Materials for any purpose other than the provision of Services, without Customer’s written consent, and shall not transfer or permit the transfer of any Customer Materials to any third party, other than permitted sub-contractors, in accordance with Section 2.2.1.  Cobra shall limit access to Customer Materials to employees and/or sub-contractors of Cobra who have a need to access such materials in connection with the provision of Services and who have the expertise and experience required in the use, storage and handling of such materials. Materials shall be used on a first in first out basis except to the extent requested by Customer or that the project requires new materials to be used, for example a specific lot number of material is requested, or the same lot of material must be used, resulting in new material being used before residuals. Any unused materials shall be returned to Customer.

3.4.  Lost or Damaged Materials.  Cobra shall take reasonable measures to protect Customer Materials from destruction, theft or loss while in the possession and/or control of Cobra.  If Cobra should fail to take such measures and, as a result, any Customer Materials are lost, damaged or destroyed, Cobra’s liability therefor shall be limited to the cost of replacing the lost, damaged or destroyed Customer Materials with Materials of the same brand where reasonably practicable, in a timely manner.  Any such replacement costs will be borne by Cobra.  This Section 3.4 shall not apply to any Customer Materials that are properly used in performing the Services, including any such materials that are lost or destroyed as a result of natural wastage arising from the performance of Services.

3.5.  Other Materials. Cobra shall purchase the necessary consumables, raw materials and process specific equipment in accordance with the provisions of the relevant Service Schedule to perform the Services. All purchases and/or use of stock items shall be detailed on Cobra’s invoice to Customer for the same. To the extent that purchase orders exceed the pre-approval value provided for in the relevant Service Schedule Cobra under this Agreement shall list in writing (the "List of Materials"). The List of Materials shall include the details of materials and raw materials and of the relevant suppliers and respective prices. The List of Materials shall be provided to Customer, prior to the purchase of such materials and raw materials, for its approval. Customer's consent to the purchase of materials and raw materials shall not be unreasonably withheld or delayed, however, Cobra shall take into account Customer's requests regarding such purchase of materials and raw materials.

4.    Capacity Reservation and Associated Fees

4.1.  Capacity Reservation and Fee.  A Service Schedule may provide for Cobra to reserve capacity and resources at its facility (a “Reserved Slot”), on particular consecutive dates (the first of which is referred to below as the “1st Reserved Date”), during which Cobra will perform relevant Services.  In such a case, the Service Schedule shall require that Customer pay, prior to the commencement of Services thereunder, or at such other timing as set forth in the Services Schedule, a specified, non-refundable fee for such reservation (a “Capacity Reservation Fee”), which shall be creditable against future Services to be performed under the Service Schedule, but shall not be refundable under any circumstances; except in the event of termination by Customer as a result of a material breach of this Agreement by Cobra; which is not capable of being cured, or cured, within a reasonable timeframe, such refund to be negotiated in good faith between the Parties.  Upon execution of such a Service Schedule, Cobra shall provisionally reserve a Reserved Slot for Customer.  Upon Cobra’s receipt of the associated Capacity Reservation Fee, Cobra shall firmly reserve the Reserved Slot for Customer, unless the slot has since been reserved for another client, in which case Cobra shall reserve for Customer the next available Reserved Slot.

4.2.  Changes to Reserved Slots.  If Customer makes a written request to change a Reserved Slot, Cobra shall use commercially reasonable efforts to accommodate the request, subject to availability of an appropriate Reserved Slot. If Cobra is able to accommodate the request, then (except in cases where the change was requested solely due to a delay that was Cobra’s fault), Customer (a) shall be charged a new Capacity Reservation Fee, in the same amount as, and subject to all terms applicable to the original Capacity Reservation Fee, and (b) shall forfeit a percentage of the original Capacity Reservation Fee, depending on the number of months in advance of the First Reserved Date that Customer requested the change, as follows:

Time of Request (Number of months before First Reserved Date)	Portion of Capacity Reservation Fee Forfeited
More than 4	25%
Less than 4 but more than 3	50%
Less than 3 but more than 2	75%
Less than 2	100%

Forfeited Capacity Reservation Fees shall be deemed to have been unconditionally released to Cobra and shall not be creditable against any Services.

4.3.  Cancellation of Reserved Slots.  Customer may not cancel a Reserved Slot (other than in connection with changing one, as provided in Section 4.2) and shall be liable for payment of the relevant Capacity Reservation Fee and all Services and Deliverables provided to Customer in connection with such Reserved Slot.

4.4.  Loss of Reserved Slot as a result of requirement of use of specific materials. Customer shall forfeit, 100% of the capacity reservation fee in the event that Customer requires a specific material to be used for which there is no acceptable alternative available and such material cannot be sourced, resulting in the inability of Cobra to perform the Services detailed in the Service Schedule in the Reserved Slot.

5.    Delivery and Retention of Deliverables

5.1.  Timing.  Cobra shall use commercially reasonable efforts to have the Deliverables ready and available for pickup by the Shipper on the dates specified in the relevant Service Schedule.  Such dates are not guaranteed.  Cobra shall notify Customer when Deliverables are available for collection and shall promptly inform Customer of any delay in such availability. Without derogating from its obligations hereunder, Cobra shall inform Customer in writing of any expected delay, as soon as it becomes aware of the likelihood of occurrence thereof, the reasons therefore, and shall propose ways to mitigate it.

5.2.  Manner of Delivery.  Unless the parties agree otherwise in writing, (a) all Deliverables shall be made available, at the relevant Cobra facility, for loading by a common carrier agreed upon by the parties (the “Shipper”) and shipment to Customer or its designee, and (b) shipments shall be EXW (Incoterms 2000), Cobra’s facility.  The Deliverables shall be collected within 10 Working Days of Cobra’s notice to Customer of their availability, during regular business hours, at a date and time agreed by the parties, in advance.  If the Deliverables are not collected within the 10 Working Day period, Cobra may (a) dispatch Deliverables to Customer, at Customer’s expense, or (b) retain the Deliverables at the facility and charge Customer its customary daily fee in connection therewith, until the Deliverables have been collected.  Unless the parties have agreed otherwise in writing, Customer’s refusal to take Delivery of conforming Deliverables within a reasonable period after receipt of a written notice of their completion and availability for delivery shall constitute a material breach of this Agreement.

5.3.  Retention of Deliverables or Customer Materials.  If Customer wishes Cobra to retain at its facility (a) Customer Materials or samples of Deliverables over and above those Cobra is required by law or regulation to retain, or (b) Deliverables that are available for collection by the Shipper, such retention shall be subject to the parties’ agreement to such retention, and the storage price, in accordance with Cobra's then prevailing prices for storage of similar items, in a new, separate Service Schedule, which provides that Cobra shall have no liability for damage to or loss of such materials while retained at Cobra’s facility.

6.    Compensation and Payment

6.1.  Prices of Services.  The Prices of Services to be performed pursuant to a given Service Schedule shall be as provided in such Service Schedule.

6.2.  Taxes. Prices are exclusive of any applicable VAT and/or other sales/transaction taxes, for which Customer shall additionally be liable and as such Cobra reserves the right to charge Customer for any such VAT and/or other sales/transaction taxes.

6.3.  Other Costs.  Unless provided otherwise in a Service Schedule, any costs of shipping, insurance or importation of Deliverables and Customer Materials, or of packaging materials, shall be charged separately and in addition to the Price of Services with a 10% handling fee.

6.4.Travel Expenses.  Customer shall reimburse Cobra for all reasonable travel and accommodation expenses involved in the provision of Services, to the extent such expenses are agreed upon by the parties, in writing and in advance.

6.5.  Timing of Payments.  Capacity Reservation Fees shall be due immediately after the parties’ execution of the Service Schedule to which such fees relate and Customer’s receipt of invoice, and in any case prior Cobra’s making a firm reservation of capacity for the relevant Services.  The balance of the Price of Services shall be payable within 30 days of Customer’s receipt of applicable invoice.  Timing of invoicing shall be as provided in the relevant Service Schedule.  Time for payment shall be of the essence.

6.6.  Late Payments.  Payments shall be deemed made only when Cobra has received cash or cleared funds covering the amounts due. If Customer fails to make any payment in full on its due date, Cobra shall charge Customer interest on the unpaid at the rate of 2% above the Stibor, compounded monthly, or the maximum rate permitted by applicable law, whichever is less.

7.    Defective Services or Deliverables

7.1.  Acceptance and Rejection.  Cobra shall, where agreed by both Parties, deliver to Customer samples of Deliverables at least seven (7) Working Days prior to the date of anticipated delivery of such Deliverables.

7.2.  Customer shall have 20 Working Days following the Delivery of Deliverables, (a) to accept them (b) to notify Cobra, in writing that the Deliverables are Defective and/or (c) to notify Cobra, in writing, that Deliverables due to Customer are missing from the shipment (a “Shortage”).  Upon request by Cobra, Customer shall return to Cobra any Deliverables rejected hereunder as Defective, unless it would not be reasonably possible to do so.  Failure to notify Cobra of a Defect or Shortage within such 20 Working Day period, or to return rejected Deliverables, upon request by Cobra, as required under this Section 7.1, shall be deemed an acceptance of the relevant Deliverables and/or Services. Where Deliverables are to be accompanied by additional documentation specified in the Service Schedule or required under the Quality Agreement, Cobra shall provide such additional documentation.

7.3.  Disputes Regarding Defects.  In the event of a dispute over whether Deliverables are Defective, the parties shall provide a representative sample of such Deliverables to an agreed upon, independent testing laboratory, for analysis and a final, binding determination of whether the Deliverables are Defective and the cause thereof.  The party that the determination disfavors shall bear the costs of the analysis.

7.4.  Remedies for Defective Deliverables/Services.  With respect to (a) any Deliverables timely rejected pursuant to Section 7.1 and determined by Cobra or an independent laboratory, pursuant to Section 7.2, to be Defective, and (b) any Shortages, Cobra, at its option, shall either (i) refund the Price of the Defective or missing Deliverables and/or associated Services or (ii) replace such Defective or missing Deliverables and/or re-perform the associated Services, at no additional charge to Customer, as soon as is commercially reasonable.

7.5.  Customer’s Sole of Remedy.  The remedy provided in Section 7 shall be Customer’s sole remedy for the Delivery of Defective Deliverables or the performance of Defective Services hereunder.

8.    Services Involving the Release of Materials Processed by Third Parties

8.1.  Access and Assistance to Qualified Person.  This Article 8 applies to Services involving the release by Cobra, through a Qualified Person (as that term is defined in Article 48 of Directive 2001/83/EC), of materials that have been processed, in whole or in part, by a third party (“Processed Materials”).  In any such case, Customer, at its own cost, shall (a) ensure that the Qualified Person is named on any relevant marketing authorization, and shall (b) provide the Qualified Person with unrestricted access to Customer’s premises, personnel, procedures, documentation and information (including any dossiers upon which marketing authorizations have been granted, together with any variations affecting such approvals) relevant to or associated with such product, and (c) provide the Qualified Person with such assistance as is reasonably requested by the Qualified Person from time to time.

8.2.  Replacement of Qualified Person.  Where a Qualified Person named in the Service Schedule is no longer able to perform the Services, Customer shall, at Cobra’s cost, provide Cobra with such assistance as is necessary and/or desirable to have an alternative Qualified Person named on any relevant marketing authorization.

8.3.  Limitation on Liability for Services by Qualified Person.  Neither Cobra nor any Qualified Person shall have any liability to Customer in any way related to the release of a Processed Material, except where the liability arises as a direct result of a violation by the Qualified Person of his statutory obligations as a Qualified Person.

9.    Term and Termination

9.1.  Term.  The term of this Agreement shall be five (5) years from the Effective Date, unless (a) at that time Services are being performed pursuant to a Service Schedule, in which case, the term shall extend through the completion of all pending Service Schedules, or (b) this Agreement is terminated in accordance with Section 9.2.

9.2.  Termination.

9.2.1.     Without Cause.  Either party may terminate this Agreement or Services remaining to be performed under any Service Schedule, at any time, with or without cause, upon at least 60 days’ written notice to the other party, subject to Section 9.4.

9.2.2.     For Breach.  Either party may terminate this Agreement or the Service Schedule at issue (a) upon 15 working days notice informing the other party that it has failed to make payment when due, unless the notified party has remedied such failure within such fifteen (15) Working Day period, and (b) upon thirty (30) Working Days notice informing the other party that it is in breach of any of its material obligations hereunder (other than payment obligations) and stating the reasons therefor, unless the notified party has cured such breach within such 30Working Day notice period.
9.2.3.     For Insolvency. Either party may terminate this Agreement upon the occurrence of any of the following events:  (a) the other party makes an assignment of all or substantially all of its assets for the benefit of its creditors or files a voluntary petition under federal or state bankruptcy or insolvency laws, (b) a receiver or custodian is appointed for all or substantially all of the other party's business; provided however that in the event a receiver or Custodian is appointed for Customer’s business, for a period of sixty (60) days Cobra will suspend termination and during such period Cobra shall perform no additional work  and, that after such sixty (60) day period Cobra will have the right to terminate if a receiver or custodian is still under appointment(c) proceedings are instituted against the other party under federal or state bankruptcy or insolvency laws that have not been stayed or dismissed within sixty (60) days, (d) all or substantially all of the other party's business or assets become subject to attachment or garnishment (e) a court or other governmental authority of competent jurisdiction determines that the other party is insolvent.

9.3.  Alternatives to Termination.  In any case in which Cobra would be entitled to terminate this Agreement for example, due to breach by Customer of its payment obligations hereunder, Cobra may (a) withhold the delivery of any undelivered Deliverables and/or (b) withhold the performance of further Services.  If Cobra exercises either of these options, Cobra shall be entitled to be paid, on a pro rata basis, for those Services performed and any committed costs and expenses (both internal and external to Cobra) that Cobra, acting reasonably, is unable to avoid.  Payment shall be due immediately upon Customer’s receipt of Cobra’s invoice. Upon receipt of payment due or resolution of such other breach if Cobra elects not to terminate, Cobra shall cease withholding of Services and Deliverables, as set forth above.

9.4.  Duties upon Termination.  Upon the termination of any Service Schedule(s) (whether terminated individually or in connection with the termination of this Agreement):

9.4.1.     Payment.  Customer shall pay to Cobra, upon receipt of invoice, (a) any Capacity Reservation Fee (or part thereof) that has not previously been paid; (b) for all Services provided pursuant to the relevant Service Schedule(s), up to the date of termination, and (c) for all committed costs and expenses (both internal and external) related to such Services that Cobra, acting reasonably, is unable to avoid.

9.4.2.     Completion of work under Service Schedules. In the event of termination of this Agreement without cause by Cobra, while Cobra is in the process of performance of Services in accordance with a Service Schedule, Cobra shall carry out the work under such Service Schedule during the notice period and customer shall pay for such work. If Cobra has commenced a stage of a Service Schedule prior to such termination which cannot be completed during such notice period, the notice period shall be extended with respect to that stage.

9.4.3.     Return or Destruction of Customer’s Materials.

(a)
Cobra shall, within 30 days of receipt of a written request by Customer, either return to Customer, in good condition, and to the extent reasonably practicable, in original packaging, or destroy, in accordance with the requirements of applicable laws and regulations, as requested by Customer and evidenced in writing by Cobra, any and all (I) Customer Confidential Information, as defined below; and (ii) Customer Materials obtained in connection with the relevant Service Schedule(s), and all samples of any Deliverables, Deliverables, partial Deliverables (if applicable) and Data in Cobra’s (including any of its Affiliates' and sub-contractors') possession produced thereunder together with any relevant Data; except that Cobra, its Affiliates and sub-contractors shall be entitled to retain in its archive, at its own expense, sufficient copies of such Customer Materials, Customer Confidential Information, samples of Deliverables, Data and other information, to the extent that they are required to be stored by Cobra, its Affiliates or sub-contractors under applicable law, regulations or rules, and in accordance with section 10.5.

(b)
If Cobra does not receive a request from Customer for return of Confidential Information and items as set forth above, Cobra shall be entitled to destroy any and all such Customer Materials, after giving notice of 10 Working Days in writing of such destruction, samples of Deliverables, Data and other information relating to the relevant Service Schedule(s), except for any that are required to be retained at Cobra’s facility, pursuant to Section 5.3.

9.4.4.     Assistance. In any event of delivery of a notice of termination of this Agreement by either party, Cobra shall reasonably assist the Customer in assigning the Services in an orderly fashion to other entities, as may be requested by the Customer. To the extent Cobra's assistance shall be required after the termination of this Agreement, such assistance shall be paid for by Customer in accordance with Cobra's hourly fees then charged from customers similar to the Customer.

9.5.  Survival of Obligations. The obligations of the parties under Sections 3.3, 7, 9.4, 9.5, 10,  11, 12, 13, 14, 15 and 18 shall survive the termination of this Agreement for any reason.

10.  Confidentiality

10.1.  Definitions. During the term of this Agreement, each party (a “Disclosing Party”) may provide to the other (a “Recipient”), information of confidential or proprietary nature, economic information, business or research strategies, trade secrets, know-how, formulas, formulations, processes, specifications, prototypes, clinical data, materials, Intellectual Property and material embodiments thereof, and Cobra may generate Data (collectively, “Confidential Information”).  (For purposes of this Agreement and this Article 10, Data and Deliverables (except to the extent provided for under Article 11) shall be deemed to be Customer’s Confidential Information, Customer shall be deemed the Disclosing Party with respect thereto, and Cobra shall be deemed the Recipient thereof.)

10.2.  Exclusions.  Confidential Information shall not include information that (a) the Recipient can prove, by competent evidence, was in its prior to receipt from the Disclosing Party, (b) was furnished to the Recipient by a third party without breach of a duty of confidentiality, (c) was or became, through no fault of the Recipient, publicly known, or (c) is required by law, regulation or rule to be disclosed, provided that the Recipient notifies the Disclosing Party of such requirement as soon as reasonably practicable, and cooperates in action that the Disclosing Party reasonably elects to take in order to protect the confidentiality of such Confidential Information. In any event disclosure of Confidential Information by Recipient under such law or regulation shall be to the minimum extent required by such law or regulation.

10.3.  Obligations.  Unless the parties agree otherwise in writing, the Recipient (a) shall maintain the Disclosing Party’s Confidential Information in confidence, (b) shall allow access only to those employees, permitted subcontractors or agents who need to see and use such Confidential Information in order for the Recipient to perform its obligations hereunder, (c) shall use such information solely in the performance of this Agreement, and (d) shall at all times protect such information from misuse or disclosure with at least the same degree of care it uses to protect its own Confidential Information, such care to be of the type and degree that would be used by a reasonable and prudent business person in the biopharmaceutical industry.

10.4.  Responsibility for Employees and Agents.  Each party shall be responsible for the acts and/or omissions of its employees, agents and representatives under Sections 10.1 – 10.3 (whether or not they remain its employees and/or representatives), as if they were such party’s own acts or omissions.

10.5.  Ownership and Return.  Each party’s Confidential Information shall at all times be its sole and exclusive property.  At any time, upon the written request of the Disclosing Party, or upon termination or expiration of this Agreement, the Recipient shall return or destroy (at the election of the Disclosing Party) all Confidential Information of the Disclosing Party in its possession (including all copies, abstracts or summaries thereof), except that the Recipient may retain one copy of the Disclosing Party’s Confidential Information solely for archival purposes.

10.6.  Super cession of Prior Confidentiality Agreement.  Any information previously exchanged between the parties in connection with any Services or this Agreement and meeting the definition hereunder of Confidential Information shall be governed by the terms of this Article 10.  Any confidentiality or non-disclosure agreement previously executed by the parties in connection with such information is hereby terminated and superseded by this Article 10.

10.7.  The provisions of Sections 10.1-10.6 shall remain in effect throughout the Term of this Agreement and for a period of Ten (10) years thereafter.

10.8.  Cobra acknowledges that the Customer is a public company, which shares are traded on the Tel-Aviv Stock Exchange Ltd. and that the Confidential Information made available thereby  may be considered as inside information, as such term is defined under the Israeli Securities Law – 1968 and regulations promulgated there under.

10.9.  Publications. Cobra acknowledges and agrees that as a public company, Customer may be required to issue press releases or public announcements with respect to this Agreement and the transactions contemplated hereunder. To the extent possible under the relevant circumstances, Customer shall consult with Cobra before issuing any press release or public announcement with respect to any of the transactions contemplated by this Agreement. Cobra shall not issue any press release or other public announcement with respect to such transactions without Customer's written consent and in any event Customer shall not disclose Cobra’s Confidential Information or any portion thereof without Cobra’s written consent, unless it is required to do so by applicable legislation, and even then it shall limit such disclosure to the fullest extent possible.

11.  Rights in Data and Intellectual Property

11.1.  Data.  All Data shall be disclosed to Customer in writing, and shall belong exclusively (except as provided for under section 11.3 below) to Customer and may be used by Cobra only in the performance of Services and for no other purpose, without Customer’s prior written consent (such consent not to be unreasonably withheld).

11.2.  Pre-existing IP.

11.2.1.  This Agreement shall not affect the ownership of any Intellectual Property owned by or licensed to either party as of the Effective Date (“Pre-existing IP”).
11.2.2.   To the extent that any Pre-existing IP of Customer is required in order for Cobra to perform the Services, Customer hereby grants to Cobra, for the term of this Agreement, a royalty free, non-exclusive, non-transferable license solely for the following purposes: (a) to use such Pre-existing IP and (b) to sub-license such IP solely to sub-contractors approved by Customer, in each case solely purposes of performing the Services.

11.3.  New IP.  Any IP that is conceived or reduced to practice (a) in the course of performing the Services or as a direct result thereof (collectively: “New IP”) and that is any of the following: (i) is  an improvement, addition or derivative of Customer's Pre-existing IP; or (ii) is conceived or created with the contribution of Customer; or (ii)  is capable of being used only with Customer’s Pre-existing IP or Deliverables hereunder, and not with other IP or deliverables that might be produced by Cobra for other customers, and (b) through the use or reference of Customer's Confidential Information, shall (with respect to (a) and (b) above) be owned exclusively by Customer; except as provided for under section 11.3.1 below.  All other New IP shall be owned by Cobra.

11.3.1.   It is acknowledged by the Parties that Cobra has developed and is further developing an RNase-free process, and with Customer’s permission, used or may use Customer Materials for test and demonstration purposes during the development of the same. Any RNase-free processes, know-how and IP generated by Cobra which is capable of being used by Cobra without the use of Customer Materials, Deliverables or Customer Confidential Information shall be owned by Cobra regardless of any use by Cobra of Customer Materials during such development. Cobra hereby grants Customer a world-wide, royalty-free, irrevocable license to such IP for the purpose of the manufacture of its Product.

12.  Warranties.

12.1.  By Cobra.  Cobra warrants to Customer that:

(a)
the Services will be performed (i) with at least that degree of care and skill as is practiced by other recognized firms in providing services of a similar nature, and (ii) in compliance with all laws, rules and regulations applicable thereto,

(b)
all Services required, pursuant to a Service Schedule, to be performed in accordance with cGMP or Medicines and Healthcare products Regulatory Agency (“MHRA”) guidelines, and/or Swedish MPA guidelines where applicable, and shall be performed in with such practices or guidelines, as applicable,

(c)	Cobra's facilities at which the GMP Services are to be provided, are cGMP approved facilities;
(d)	Cobra has all corporate, approvals and permits required for the adequate and timely performance of the Services;

(e)	The performance of the Services does not require any approval of any third party and does not conflict with any other obligations applicable to Cobra;
(f)	Upon delivery thereof, all Deliverables hereunder shall be in full compliance with the applicable Specification agreed in writing by the Parties and free from Defects; and
(g)
Cobra has the right to use the Pre-existing IP of Cobra that is used in performing the Services; and to the best of its knowledge all the Deliverables and the use thereof by or for Customer shall be free and clean of any limitations and of any third party rights, and shall not infringe any third parties Intellectual Property rights.

Cobra shall, without derogating from its obligations hereunder, promptly inform the Customer of any non-compliance thereof with any of its warranties under this Section 12.

12.2.  By Customer.  Customer warrants to Cobra that:

(a)
Cobra’s use of Customer Materials and Specifications supplied by Customer to Cobra, in accordance with the terms of this Agreement, shall not infringe of any third party Intellectual Property rights; and to the best of its knowledge all other information and the use thereof by Cobra shall be free and clean of any limitations and of any third party rights, and shall not infringe any third parties Intellectual Property rights.

(b)	Customer has the right to grant the license granted to Cobra pursuant to Section 11.2.2.

13.  Indemnification

13.1.  By Customer.  Customer shall defend/indemnify and hold harmless Cobra and its Affiliates and subcontractors of the Services, and their respective directors, officers, employees and consultants, including any Qualified Persons (collectively: "Cobra's Indemnitees"), from and against any and all damages, liabilities, losses, costs and expenses, including reasonable attorneys’ fees (collectively, “Claims”) (a) relating to Deliverables or Services associated therewith after such Deliverables have been accepted by Customer, (b) arising out of Customer’s negligence or willful misconduct in the performance of this Agreement or Customer’s further exploitation or use of Deliverables, except to the extent that such a Claim arises out of the negligence or willful misconduct of Cobra or Cobra’s Indemnitees, or (c) infringement of third-party rights by Cobra’s use, in performing the Services, of any process, method, Specification or information supplied to Cobra by Customer.

13.2.  By Cobra.  Cobra shall defend/indemnify and hold harmless  Customer and its Affiliates, and their respective directors, officers, employees and consultants (collectively: "Customer Indemnitees"), from and against any and all Claims resulted from  (a) the production or use of any Deliverables, or Cobra’s negligence or willful misconduct, prior to their Delivery (or, if not Delivered, prior to any agreed upon retention by Cobra, pursuant to Section 5.3), except to the extent that such a Claim arose out of the negligence or willful misconduct of Customer, or (b)  infringement of third-party rights by Cobra’s use, in performing the Services, of any process, method, Specification or information process or method, other than one supplied to Cobra by Customer, or by the use by Customer of any Deliverable, other than to the extent pertaining to Cusomer Materials or Intellectual Property rights provided by Customer.

13.3.  Indemnification Procedures. Each party shall inform the other as soon as reasonably practicable after learning of any Claim for which indemnity could be sought under Section 13.1 or Section 13.2, but on a timely manner to enable the other party to defend such a Claim.  A party seeking indemnity shall permit the indemnifying party to assume full responsibility to investigate, prepare for and defend against the Claim, (b) shall reasonably assist the indemnifying party, at the indemnifying party’s reasonable expense, in the investigation of, preparation for and defense of such Claim, and (c) shall neither admit to liability, nor compromise or settle such Claim without the indemnifying party’s prior written consent.

14.  Insurance.

14.1.  Of Both Parties.  Each party represents and warrants that is has and shall maintain (a) any and all insurance required by applicable laws and regulations and (b) commercial general liability insurance, including blanket contractual liability insurance covering such party with respect to its obligations hereunder, with limits of liability that are commercially reasonable and not less than £5 million per loss (and in the aggregate only with respect to personal injury liability).  Such coverage shall be maintained for not less than five (5) years following expiration or termination of this Agreement or, if such coverage is of the “claims made” type, for ten (10) years following expiration or termination of this Agreement.  Some or all such insurance may be in the form of self-insurance.

14.2.  Of Customer.  Customer is responsible for the cost of the insurance of Customer Materials.

14.3.  Proof of Coverage.  Upon request, each party will provide the other with a certificate of insurance evidencing the above and showing the name of the issuing company, the policy number, the effective date, the expiration date and the limits of liability.  The insurance certificate shall further provide for a minimum of 30 days’ Notice to the insured of a cancellation of, or material change in, the insurance.

15.  Limitations of Warranties and Liabilities

15.1.  Limitation of Warranties

15.1.1.    Except for the warranties expressly provided in 12.1 and 14.1, Cobra makes no warranty, express or implied, regarding any services or deliverables, including any warranty of their fitness for use, merchantability, quality, or non-infringement of third party rights.  Any representation or warranty made by any person or entity, including employees or representatives of Cobra that are inconsistent herewith, shall be disregarded and shall not be binding on Cobra.

15.1.2.    Notwithstanding anything to the contrary provided in Section 12.1 or elsewhere in this Agreement, in no event shall Cobra be liable for any Defect in Services and/or Deliverables arising from any information, Specification and/or other requirement supplied to Cobra by Customer.

15.2.  Limitations on Damages.

15.2.1.     IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR LOST PROFITS (OTHER THAN THE PROFIT ELEMENT IN THE PRICES OF SERVICES), SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE OR INDIRECT DAMAGES IN CONNECTION WITH THIS AGREEMENT.

15.2.2.     The total liability of either party to the other party with respect to Services to be performed pursuant to any Service Schedule shall not exceed the total Price of such Services, plus any applicable interest and/or legal fees.  For the avoidance of doubt, this Section 15.2.2 shall not apply to the indemnity obligations of the parties pursuant to Article 13.

15.3.  Exception to Limitations.  Notwithstanding anything provided to the contrary herein, nothing in this Agreement shall exclude or limit the liability of a party, to the extent such liability may not be excluded or limited, as a matter of law.

15.4.  Cobra’s employees, sub-contractors and/or agents are not authorized to make any representations or warranties concerning the Services unless confirmed by a Director of Cobra in writing. Cobra shall not make any representations on behalf of the Customer.

16.   Notices.  Any legal notice to be given under this Agreement shall be in writing and shall be delivered by an internationally recognized courier or facsimile transmission (with receipt confirmed by automatic transmission report), addressed to the parties as follows (or as a party may designate in a notice delivered to the other party pursuant to this Article 16).  Notices shall be deemed delivered upon receipt.

If to Cobra:	If to Customer:
Cobra Biologics Limited	BioCancell Ltd
The Stephenson Building	8 Hartom Street
The Science Park	Jerusalem 97775
Keele, Staffordshire, ST5 5SP, UK	Israel
Attention: CEO	Attention: CEO
Fax. No. +44 1782 799817	Fax.No. +972-2-548-6550

17.  Force Majeure.  Neither party shall be liable to the other for any delay or failure in performance of this Agreement to the extent that such delay is due to events outside that party’s reasonable control, including acts of God, war, flood, fire, labor disputes, subcontractor delays, strikes, lock-outs, riots, civil commotion, malicious damage, explosion, governmental actions and any other similar events.  If either party is affected by any such event, then the time for performance shall be extended for a period equal to the period that such event delayed such performance.  In the event that a force majeure event does not terminate within sixty (60) days, either party shall have the right to terminate this Agreement by a written notice to the other party with an immediate effect.

18.  Restriction on Hiring the Other Party's Personnel.  Neither party shall, during the term of this Agreement and for a period of 12 months thereafter, directly or indirectly induce or solicit any person who is an employee, agent or consultant of the other party, to accept employment or other work that would result in such person ceasing or limiting the amount of work previously performed on behalf of such other party.

19.  Miscellaneous

19.1.  Independent Contractors.  The parties are independent contractors hereunder, and nothing contained in this Agreement shall be construed to place them in the relationship of partners, principal and agent, employer and employee or joint venturers.  Neither party shall have the power or right to bind or obligate the other party, nor shall either party hold itself out as having such authority.

19.2.  Cobra undertakes to employ or retain, a Qualified Person (as that term is defined in Article 48 of Directive 2001/83/EC) who shall perform all obligations of a Qualified Person specified under applicable Service Schedules.

19.3.  Waiver.  No waiver of any term or condition of this Agreement shall be valid or binding on either party unless made in writing by the party to be charged.  The failure of either party at any time to enforce, or to require performance by the other party of any provision of this Agreement, shall in no way be construed as a present or future waiver of such provision or of any other provision.

19.4.  Severability.  If any provision of this Agreement is held by any competent authority to be invalid or unenforceable, in whole or in part, the validity of the other provisions of this Agreement and the remainder of the provision in question shall not be affected.

19.5.  No Third-party Rights.  No third party shall have the right to enforce the terms of this Agreement, other than an Affiliate of Cobra, which shall, with Cobra’s prior consent, be entitled to enforce this Agreement as if it were Cobra.  The rights of any third party to enforce this Agreement may be varied and/or extinguished by agreement between the parties, without the consent of any such third party.

19.6.  Assignment.  Neither party may assign any of its rights or obligations under this Agreement without the prior written consent of the other party, except for an assignmentto a party’s successor in interest by way of a merger or the purchase of all or substantially all of such party’s assets or business to which this Agreement relates, such written consent not to be unreasonably witheld.

19.7.  Construction and Headings.  This Agreement and each Service Schedule shall be deemed to have been drafted by both parties and shall not be construed against either party as the drafter thereof.  All section titles or headings contained in this Agreement are for convenience only, will not be deemed a part hereof or thereof and will not affect the meaning or interpretation of this Agreement or Work Statement.

19.8.  Governing Law.  This Agreement shall be governed by and interpreted in accordance with the laws of England.

19.9.  Dispute Resolution.

19.9.1.  Except as otherwise provided in Sections 7.2 and 19.8.2, any dispute arising out of or in connection with this Agreement, shall be referred to arbitration by a single arbitrator [except for a pure recovery claim].  The arbitration shall be carried out in accordance with the Rules of Arbitration of the International Chamber of Commerce in force as at the date of the dispute.  The arbitration shall be held in England, if initiated by Customer and in Sweden, if initiated by Cobra.  All decisions of the arbitrator shall be final and binding on the parties and may be enforced in any court of competent jurisdiction.  The party favored by the arbitrator’s decision shall be entitled to the costs of the arbitration and reasonable attorneys’ fees.

19.9.2.   Either party shall be entitled to seek relief from a court of competent jurisdiction to enjoin a breach of Section 3.3, Sections 10.1 – 10.8 or Article 11.

19.10.  Nature of this Agreement.  The parties agree that this Agreement is for the provision of Services - in particular the conduct of tests and other work and the provision of expert reports, and that, to the extent that any Service Schedule requires the delivery of Deliverables, such Deliverables are incidental to the delivery of Services.

19.11.  Negotiation of Commercial Supply Agreement.  Either party may by notice in writing to the other party request that the parties negotiate in a reasonable manner the terms of a long term manufacturing agreement for the commercial supply of any physical materials which are produced as a result of the Services and which appears to be capable of commercial exploitation by Customer.

19.12.  Entire Agreement.  This Agreement and any Service Schedules executed hereunder constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior or contemporaneous understandings or agreements between them, whether written or oral, respect to such subject matter.  No amendment or modification of this Agreement shall be valid or binding on the parties unless made in writing and signed by the duly authorized representatives of both parties.

IN WITNESS WHEREOF, the parties hereto have each caused this Agreement to be executed by their duly-authorized representatives as of the date first above written.

COBRA BIOLOGICS LTD	BIOCANCELL LTD
By: _________________________________	By: _________________________________
Signature: /s/ Peter A Coleman _________________________________	Signature: /s/ Jonathan Burgin /s/ Aharon Schwartz _________________________________
Print Name: Peter A Coleman _________________________________	Print Name: Jonathan Burgin Aharon Schwartz _________________________________
Title: CEO _________________________________	Title: CEO Chairman of the Board _________________________________
Date: 13th June 2013 _________________________________	Date: 13 June 2013 _________________________________